Exhibit 99.1
For Immediate Release

Contacts:	Steve Gaut, Public Relations
404-828-8787

Scott Childress, Investor Relations
404-828-7957

UPS RELEASES 4Q 2019 EARNINGS

Execution, Strategies and Investments Drive Continued Gains
and Uniquely Position UPS for Future Success

•	4Q19 Operating Profit Growth and Margin Expansion in All Segments

•	4Q19 Positive Operating Leverage Driven by Lower Unit Cost in the U.S.

•	4Q19 Diluted EPS of ($0.12); Adjusted* Diluted 4Q19 EPS Up 8.8% to $2.11

•	4Q19 U.S. Daily Volume Grew Nearly 9%; Next Day Air Volume Up Nearly 26%

•	2019 Cash from Operations of $8.6B; Adjusted Free Cash Flow Topped $4.1B

•	Announces Full-Year 2020 Adjusted EPS Guidance Range of $7.76 to $8.06

•	Speeding up time-in-transit and broadening weekend services in 2020 to capture profitable growth from Small- and Medium-sized Businesses (SMB)

ATLANTA - January 30, 2020 - UPS (NYSE:UPS) today announced fourth-quarter 2019 adjusted earnings per share of $2.11, an 8.8% increase over the same period last year. The company’s results highlight the strong volume growth in the U.S. Domestic segment and the impact of successful execution from all segments.

“Our network improvements from transformation enabled UPS to embrace a surge in demand for air products while at the same time generate productivity improvements and positive operating leverage,” said David Abney, UPS chairman and CEO. “Looking to 2020, we will continue to adapt to the changing environment, strengthen our network and create new solutions to support our strategic growth initiatives and help our customers grow and compete.”

In the fourth quarter of 2019, the company incurred a non-cash, after-tax mark-to-market (MTM) pension charge of $1.8 billion, an after-tax transformation charge of $39 million, and U.S. Domestic after-tax legal contingency and expense charges of $91 million, predominantly related to the New York cigarette case. The total impact to EPS was $2.23 per diluted share.  MTM pension charges of $1.42 per diluted share were included in the company’s fourth-quarter GAAP results in the prior-year period.

Consolidated Results	4Q 2019	Adjusted 4Q 2019	4Q 2018	Adjusted 4Q 2018
Revenue	$20,568 M		$19,848 M
Net Income/Loss	($106 M)	$1,840 M	$453 M	$1,690 M
Diluted Earnings/Loss Per Share	($0.12)	$2.11	$0.52	$1.94

* “Adjusted” amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics, including a reconciliation to the most closely correlated GAAP measure.

For the total company in 4Q 2019:

•	Average daily volume levels exceeded 26.6 million packages, an increase of 7.5%, driven by high demand for air services in the U.S.

•	Consolidated revenue increased 3.6% to $20.6 billion, due to strong average daily volume growth during the peak holiday season.

•	Operating profit grew 6.4%, and 13.7% on an adjusted basis, with margin improvement across all segments.

U.S. Domestic Segment

The U.S. Domestic segment benefited from several transformation initiatives, including increased automated capacity and new aircraft added to the global air fleet, which positioned UPS to handle volume growth in each month of the quarter. Total volume across all products grew nearly 9%. Growth was driven by the structural shift to faster delivery in retail and e-commerce, and from competitive wins. UPS experienced growth from a number of large and SMB customers, with the growth led by UPS’s largest customer, Amazon.

“We processed record volume during the quarter as customers took full advantage of the capabilities of our integrated network and broad portfolio of solutions,” said Abney. “Given the tremendous opportunities ahead, we have elected to implement SMB initiatives now to speed up our network and broaden our weekend operations, actions that will improve our competitiveness and generate growth.”

	4Q 2019	Adjusted 4Q 2019	4Q 2018	Adjusted 4Q 2018
Revenue	$13,408 M		$12,575 M
Operating profit	$1,074 M	$ 1,207 M	$999 M	$999 M

•	Revenue grew $833 million, a more than 6.5% increase, with growth across all products.

•	Operating profit increased 7.5%, up over 20% on an adjusted basis.

•	Operating margin was 8%; adjusted operating margin expanded 110 basis points.

•	Unit costs declined 2.1%; on an adjusted basis down 3.2%, contributing to the third consecutive quarter of positive operating leverage.

International Segment

The International segment delivered higher profit and expanded operating margin, adapting well to the dynamic macro environment. Strong execution, cost management and a strategic focus on market and e-commerce opportunities enabled the solid performance for the quarter.

	4Q 2019	Adjusted 4Q 2019	4Q 2018	Adjusted 4Q 2018
Revenue	$3,762 M		$3,829 M
Operating profit	$799 M	$ 809 M	$781 M	$781 M

•	Export volume was down slightly as gains on intra-Europe, intra-Asia and U.S. export trade lanes did not fully offset the declines into and out of the U.K. and on the Asia-U.S. lane.

•	Operating profit increased more than 2%, and by 3.6% on an adjusted basis.

•	Industry-leading operating margin remained strong at 21.2%; adjusted operating margin expanded 110 basis points.

Supply Chain and Freight Segment

Supply Chain and Freight produced strong profit growth in the quarter. The segment also expanded operating margins driven by disciplined cost management actions and continued focus on growing its SMB customer base.

	4Q 2019	Adjusted 4Q 2019	4Q 2018	Adjusted 4Q 2018
Revenue	$3,398 M		$3,444 M
Operating profit	$260 M	$ 262 M	$224 M	$224 M

•	Operating profit increased more than 16%, and by 17% on an adjusted basis.

•	Logistics, Marken and UPS Freight delivered revenue growth.

•	Logistics and Marken grew profits by double digits, which helped offset softer conditions in Forwarding and truckload brokerage.

•	UPS Freight produced an increase in revenue per LTL (less-than-truckload) hundredweight of 2.5%, driven by its focus on SMBs.

Full-year 2019 Consolidated Results

•	UPS’s transformation investments generated higher total revenue, operating profit growth and margin expansion in all segments.

•	Full-year 2019 diluted EPS totaled $5.11; adjusted diluted EPS was $7.53, excluding the impacts of the MTM pension charge, transformation charges and legal contingencies.

•	Total revenue increased to $74 billion, driven by strong volume growth in the U.S.

•	Capital expenditures were $6.4 billion, and on an adjusted basis $6.5 billion, to support network enhancements.

•	Annual adjusted free cash flow exceeded $4.1 billion.

•	Dividends paid were $3.3 billion, a per-share increase of 5.5% over the prior year.

•	The company repurchased more than 9 million shares for approximately $1 billion.

Outlook

The company provides guidance on an adjusted (non-GAAP) basis because it is not possible to predict or provide a reconciliation reflecting the impact of future pension mark-to-market adjustments or other unanticipated events, which would be included in reported (GAAP) results and could be material.

“UPS managed through several challenges in 2019, including declines in industrial production,” said Brian Newman, UPS’s chief financial officer. “We were able to leverage the capital investments we have made to grow profits and expand margins, and we are fast-tracking our initiatives in 2020 to better position UPS to capitalize on structural changes in the market and growth opportunities.”

•
Adjusted, diluted earnings per share are expected to be in a range of $7.76 to $8.06, which includes forecasted weakness on the industrial side of the U.S. and global economies as well as spending on SMB initiatives that will significantly increase UPS competitiveness and will be EPS accretive in 2021.

•	The 2020 effective tax rate is expected to be between 22.5 and 23.5 percent.

•	Capital expenditures are planned to be around $6.7 billion, primarily to support global facility and automation expansions.

•	Cash from operations is expected to be around $10 billion and free cash flow is anticipated to be between $4.3 and $4.7 billion.

•	Transformation charges are excluded from guidance.

# # #

Conference Call Information

UPS CEO David Abney and CFO Brian Newman will discuss fourth-quarter results with investors and analysts during a conference call at 8:30 a.m. ET, January 30, 2020. That call will be open to others through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.” Additional financial information is included in the detailed financial schedules being posted on www.investors.ups.com under “Financials” and as filed with the SEC as an exhibit to our Current Report on Form 8-K.

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. UPS was awarded America’s Best Customer Service company for Shipping and Delivery services by Newsweek magazine; Forbes Most Valuable Brand in Transportation; and top rankings on the JUST 100 list for social responsibility, the Dow Jones Sustainability World Index, and the Harris Poll Reputation Quotient, among other prestigious rankings and awards. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at ups.com/longitudes The company’s sustainability eNewsletter, UPS Horizons, can be found at ups.com/sustainabilitynewsletter. To get UPS news direct, follow @UPS_News on Twitter. To ship with UPS, visit ups.com/ship.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic direction, prospects and future results, involve certain risks and uncertainties.

Certain factors may cause actual results to differ materially from those contemplated by the forward-looking statements, including changes in economic and other conditions in the markets in which we operate, governmental regulations (including tax laws and regulations), our competitive environment, the facts or assumptions underlying our health and pension benefit funding obligations, the results of negotiation and ratification of labor contracts, the impact of any strikes, work stoppages or slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

Reconciliation of GAAP and non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, other income (expense), income (loss) before income taxes, income tax expense, net income and earnings per share. Additionally, we periodically disclose free cash flow, free cash flow excluding discretionary pension contributions, and capital expenditures including principal repayments of capital lease obligations. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.”

We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include but are not limited to: amounts related to mark-to-market gains or losses (non-cash); recognition of contingencies; gains or losses associated with mergers, acquisitions, divestitures and other structural changes; charges related to restructuring programs such as the implementation of our Transformation strategy; asset impairments (non-cash); amounts related to changes in tax regulations or positions; amounts related to changes in foreign currency exchange rates and the impact of any hedging activities; other pension and postretirement related items; and debt modifications.

We believe that these non-GAAP measures provide additional meaningful information to assist users of our financial statements in understanding our financial results and cash flows and assessing our ongoing performance, because they exclude items that may not be indicative of, or are unrelated to, our underlying operations and may provide a useful baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions. We also use certain of these measures for the determination of incentive compensation awards.

Non-GAAP financial measures should be considered in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

Impact of Changes in Foreign Currency Exchange Rates and Hedging Activities

We supplement the reporting of our revenue, revenue per piece and operating profit with non-GAAP measures that exclude the period-over-period impact of foreign currency exchange rate changes and hedging activities. We believe currency-neutral revenue, revenue per piece and operating profit information allows users of our financial statements to understand growth trends in our products and results. We evaluate the performance of our International Package and Supply Chain and Freight segments on this currency-neutral basis.

Currency-neutral revenue, revenue per piece and operating profit are calculated by dividing current period reported U.S. dollar revenue, revenue per piece and operating profit by the current period average exchange rates to derive current period local currency revenue, revenue per piece and operating profit. The derived amounts are then multiplied by the average foreign exchange rates used to translate the comparable results for each month in the prior year period (including the period over period impact of foreign currency hedging activities). The difference between the current period reported U.S. dollar revenue, revenue per piece and operating profit and the derived current period U.S. dollar revenue, revenue per piece and operating profit is the period over period impact of currency fluctuations.

Costs Related to Legal Contingencies and Expenses

We supplement the presentation of our operating profit, operating margin, pre-tax income, net income and earnings per share with similar non-GAAP measures that exclude the impact of costs related to certain of our legal contingencies and expenses. We believe this adjusted information provides a useful comparison of year-to-year financial performance without considering the impact of these contingencies and expenses. We evaluate our performance on this adjusted basis.

Costs Related to Restructuring Programs; Transformation Strategy Costs

We supplement the presentation of our operating profit, operating margin, pre-tax income, net income and earnings per share with similar non-GAAP measures that exclude the impact of costs related to restructuring programs, including Transformation strategy costs. We believe this adjusted information provides a useful comparison of year-to-year financial performance without considering the short-term impact of restructuring costs. We evaluate our performance on this adjusted basis.

Mark-To-Market Pension and Postretirement Adjustments
We recognize changes in the fair value of plan assets and net actuarial gains and losses in excess of a 10% corridor for company-sponsored pension and post-retirement obligations immediately as part of net periodic benefit cost other than service cost. We supplement the presentation of our pre-tax income, net income and earnings per share with similar non-GAAP measures that exclude the impact of the portion of net periodic benefit cost other than service cost represented by the gains and losses recognized in excess of the 10% corridor and the related income tax effects. We believe excluding these mark-to-market impacts from our adjusted results provides important supplemental information to remove the volatility caused by short term changes in market interest rates, equity prices, and similar factors.

This adjusted net periodic benefit cost ($754 million in 2019 and $615 million in 2018) is comparable to the accounting for our defined benefit plans in our quarterly reporting under U.S. GAAP, utilizing the expected return on plan assets (7.68% in 2019 and 2018) and the discount rate used to determine net periodic benefit cost (4.45% in 2019 and 3.81% in 2018). The non-adjusted net periodic benefit cost reflects the actual return on plan assets (17.57% in 2019 and -2.38% in 2018) and the discount rate used to measure the projected benefit obligation at the December 31 measurement date (3.55% in 2019 and 4.45% in 2018).

The deferred income tax effects of these mark-to-market pension and postretirement adjustments are calculated by multiplying the statutory tax rates applicable in each tax jurisdiction, including the U.S. federal jurisdiction and various U.S. state and non-U.S. jurisdictions, by the adjustments. The blended average of the applicable statutory tax rates in 2019 and 2018 was 23.9% and 24.0%, respectively.

Free Cash Flow and Adjusted Capital Expenditures

We supplement the reporting of cash flows from operating activities with free cash flow, free cash flow excluding discretionary pension contributions and free cash flow plus principal repayments of capital lease obligations, non-GAAP liquidity measures. We believe these free cash flow measures are important indicators of how much cash is generated by regular business operations and we use them as a measure of incremental cash available to invest in our business, meet our debt obligations and return cash to shareowners. Additionally, we believe that adjusting capital expenditures for principal repayments of capital lease obligations more appropriately reflects the overall cash that we have invested in capital assets. We calculate free cash flow as cash flows from operating activities less capital expenditures, proceeds from disposals of property, plant and equipment, and plus or minus the net changes in finance receivables and other investing activities. Free cash flow excluding discretionary pension contributions adds back any discretionary pension contributions made during the period.

Reconciliation of GAAP and Non-GAAP Income Statement Data
(in millions, except per share amounts):

Three Months Ended December 31, 2019

	As- Reported (GAAP)	Transformation Strategy Costs(1)	Defined Benefit Plans MTM Charges (2)	Legal Contingencies and Expenses	As-Adjusted (Non-GAAP)
Operating profit:
U.S. Domestic Package	$1,074	$36	$—	$97	$1,207
International Package	799	$10	$—	$—	$809
Supply Chain & Freight	260	$2	$—	$—	$262
Total operating profit	$2,133	$48	$—	$97	$2,278

Income (loss) before income taxes	$(198)	$48	$2,387	$97	$2,334

Income tax expense (benefit)	$(92)	$9	$571	$6	$494

Net income (loss)	$(106)	$39	$1,816	$91	$1,840

Diluted earnings per share	$(0.12)	$0.04	$2.09	$0.10	$2.11
(1) Transformation strategy costs include other employee benefits costs of $17 million, and other costs of $31 million
(2) Pension expense due to a mark-to-market loss recognized outside of a 10% corridor

Twelve Months Ended December 31, 2019

	As- Reported (GAAP)	Transformation Strategy Costs(1)	Defined Benefit Plans MTM Charges (2)	Legal Contingencies and Expenses	As-Adjusted (Non-GAAP)
Operating profit:
U.S. Domestic Package	$4,164	$108	$—	$97	$4,369
International Package	2,657	$122	$—	$—	$2,779
Supply Chain & Freight	977	$25	$—	$—	$1,002
Total operating profit	$7,798	$255	$—	$97	$8,150

Income before income taxes	$5,652	$255	$2,387	$97	$8,391

Income tax expense	$1,212	$59	$571	$6	$1,848

Net income	$4,440	$196	$1,816	$91	$6,543

Diluted earnings per share	$5.11	$0.23	$2.09	$0.10	$7.53
(1) Transformation strategy costs include other employee benefits costs of $166 million, and other costs of $89 million
(2) Pension expense due to a mark-to-market loss recognized outside of a 10% corridor

Note: Certain amounts may not compute due to rounding.

Reconciliation of GAAP and Non-GAAP Revenue, Revenue Per Piece, and Adjusted Operating
Profit
(in millions, except per piece amounts):

Three Months Ended December 31
	2019 As- Reported (GAAP)	2018 As- Reported (GAAP)	% Change (GAAP)	Currency Impact	2019 Currency- Neutral (Non-GAAP) (1)	% Change (Non-GAAP)
Average Revenue Per Piece:
International Package:
Domestic	$6.49	$6.58	(1.4)%	$0.05	$6.54	(0.6)%
Export	28.56	28.82	(0.9)%	0.04	28.60	(0.8)%
Total International Package	$16.63	$16.79	(1.0)%	$0.04	$16.67	(0.7)%

Consolidated	$10.32	$10.59	(2.5)%	$0.01	$10.33	(2.5)%

Revenue:
U.S. Domestic Package	$13,408	$12,575	6.6%	$—	$13,408	6.6%
International Package	3,762	3,829	(1.7)%	10	3,772	(1.5)%
Supply Chain & Freight	3,398	3,444	(1.3)%	5	3,403	(1.2)%
Total revenue	$20,568	$19,848	3.6%	$15	$20,583	3.7%

(1) Amounts adjusted for period over period foreign currency exchange rate and hedging differences

	2019 As- Adjusted (Non-GAAP) (1)	2018 As-Adjusted (Non-GAAP)(1)	% Change (Non-GAAP)	Currency Impact	2019 As -Adjusted Currency Neutral (Non-GAAP) (2)	% Change (Non-GAAP)
Operating Profit:
U.S. Domestic Package	$1,207	$999	20.8%	$—	$1,207	20.8%
International Package	809	781	3.6%	(24)	785	0.5%
Supply Chain & Freight	262	224	17.0%	(1)	261	16.5%
Total operating profit	$2,278	$2,004	13.7%	$(25)	$2,253	12.4%

(1) Amounts adjusted for Transformation strategy costs, legal contingencies and legal expenses
(2) Amounts adjusted for Transformation strategy costs, legal contingencies, legal expenses and period over period foreign currency exchange rate and hedging differences

Certain prior year amounts have been classified to confirm to the current year presentation.

Reconciliation of GAAP and Non-GAAP Revenue, Revenue Per Piece, and Adjusted Operating
Profit
(in millions, except per piece amounts):

Twelve Months Ended December 31
	2019 As- Reported (GAAP)	2018 As- Reported (GAAP)	% Change (GAAP)	Currency Impact	2019 Currency- Neutral (Non-GAAP) (1)	% Change (Non-GAAP)
Average Revenue Per Piece:
International Package:
Domestic	$6.51	$6.59	(1.2)%	$0.26	$6.77	2.7%
Export	29.10	29.27	(0.6)%	0.32	29.42	0.5%
Total International Package	$16.93	$17.08	(0.9)%	$0.28	$17.21	0.8%

Consolidated	$10.87	$10.98	(1.0)%	$0.04	$10.91	(0.6)%

Revenue:
U.S. Domestic Package	$46,493	$43,593	6.7%	$—	$46,493	6.7%
International Package	14,220	14,442	(1.5)%	232	14,452	0.1%
Supply Chain & Freight	13,381	13,826	(3.2)%	75	13,456	(2.7)%
Total revenue	$74,094	$71,861	3.1%	$307	$74,401	3.5%

(1) Amounts adjusted for period over period foreign currency exchange rate and hedging differences

	2019 As- Adjusted (Non-GAAP) (1)	2018 As-Adjusted (Non-GAAP)(1)	% Change (Non-GAAP)	Currency Impact	2019 As-Adjusted Currency Neutral (Non-GAAP) (2)	% Change (Non-GAAP)
Operating Profit:
U.S. Domestic Package	$4,369	$3,878	12.7%	$—	$4,369	12.7%
International Package	2,779	2,605	6.7%	(70)	2,709	4.0%
Supply Chain & Freight	1,002	901	11.2%	8	1,010	12.1%
Total operating profit	$8,150	$7,384	10.4%	$(62)	$8,088	9.5%

(1) Amounts adjusted for Transformation strategy costs, legal contingencies and legal expenses
(2) Amounts adjusted for Transformation strategy costs, legal contingencies, legal expenses and period over period foreign currency exchange rate and hedging differences

Certain prior year amounts have been classified to confirm to the current year presentation.

Reconciliation of Non-GAAP Liquidity Measures
(in millions):

Twelve Months Ended December 31

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash

Preliminary 2019
Cash flows from operating activities	$8,639
Cash flows used in investing activities	(6,061)
Cash flows used in financing activities	(1,727)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	20
Net increase/(decrease) in cash, cash equivalents and restricted cash	$871

Reconciliation of Adjusted Capital Expenditures and Free Cash Flow (Non-GAAP measures)

Preliminary 2019

Cash flows from operating activities (GAAP)	$8,639
Capital expenditures	(6,380)
Principal repayments of capital lease obligations	(140)
Adjusted capital expenditures (non-GAAP measure)	$(6,520)
Proceeds from disposals of PP&E	65
Net change in finance receivables	13
Other investing activities	(75)
Adjusted free cash flow (Non-GAAP measure)	$2,122
Discretionary pension contributions	2,000
Adjusted free cash flow (non-GAAP measure) excluding discretionary pension contributions	$4,122

Amounts are subject to reclassification.